UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
Aruba Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

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ARUBA NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 14, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aruba Networks, Inc. that will be held on Monday, December 14, 2009 at 2:00 p.m., Pacific Time, at the Company’s principal executive offices, located at 1344 Crossman Avenue, Sunnyvale, California 94089, for the following purposes:

1. To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, stockholders of record at the close of business on October 19, 2009 will receive a Notice of Internet Availability of Proxy Materials and may vote at the annual meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials on or about November 2, 2009.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the annual meeting may vote in person even if he or she previously voted by another method. If you wish to attend the meeting to vote in person and need directions, please contact Aruba Networks at 408-227-4500.

By Order of the Board of Directors,

Dominic P. Orr
President, Chief Executive Officer, and
Chairman of the Board of Directors

Sunnyvale, California
November 2, 2009

i

ARUBA NETWORKS, INC.
1344 Crossman Ave.
Sunnyvale, California 94089

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 14, 2009

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Aruba Networks, Inc. (the “Company” or “Aruba”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, December 14, 2009 at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with the Securities and Exchange Commission’s “notice and access” rules, instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Company expects to mail the Notice of Internet Availability on or about November 2, 2009, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices, located at 1344 Crossman Avenue, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of October 19, 2009. If you are a stockholder of record, meaning that you hold shares directly in your name with BNY Mellon Shareowner Services, please bring a government-issued photo identification for entrance to the Annual Meeting. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting their stock ownership as of the Record Date (as defined below). The meeting will begin promptly at 2:00 p.m., Pacific Time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you by the Company.

Beneficial owners — Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on October 19, 2009 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the close of business on the Record Date, there were 88,233,327 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote”?

A:	A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners — Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Time, on December 13, 2009 or by following the instructions at www.proxyvote.com. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability or the voting instruction card provided by your broker, trustee or nominee explaining this procedure.

Mail — You may request a proxy card from the Company and indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice of Internet Availability to request a paper proxy card.

Q:	What proposals will be voted on at the Annual Meeting?

1. The election of nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified; and

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

Q:	What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:	On all matters, each holder of Common Stock is entitled to one vote for each share held as of the Record Date. Proposal One — A plurality of the votes duly cast is required for the election of directors. Accordingly, each of the nine persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election. The Board of Directors recommends that you vote your shares “FOR” each of the nine nominees named in Proposal One.

Proposal Two — The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors recommends that you vote your shares “FOR” Proposal Two.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” each of the director nominees named in Proposal One and “FOR” Proposal Two.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the proxyholders will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with the Company’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s General Counsel or should be sent so as to be delivered to the Company’s principal executive offices, Attention: General Counsel.

A stockholder of record who has voted via the Internet or by telephone may subsequently change his or her vote by making a timely and valid Internet or telephone vote no later than 11:59 p.m., Eastern Time, on December 13, 2009.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2010, which ends on January 31, 2010.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will bear all expenses of soliciting proxies. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A.	You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to the Company’s principal executive offices, Attention: General Counsel.

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials — Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Company’s General Counsel in a timely manner. In order to be included in the proxy statement for the next annual meeting of stockholders, stockholder proposals must be received by the Company’s General Counsel no later than July 5, 2010 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, the Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to the Company’s General Counsel, which notice must contain the information specified below.

To be timely for the next annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Company’s General Counsel at the principal executive offices of the Company between August 18, 2010 and September 17, 2010. For all matters that a stockholder proposes to bring before the annual meeting, the notice must set forth (1) the name and record address of the stockholder proposing such business, (2) the class and number of shares of the Company that are beneficially owned by the stockholder, (3) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (4) any material interest of the stockholder in such business.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company is not required to present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Company’s General Counsel at our principal executive offices. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to the Company’s General Counsel at our principal executive offices.

Additional Information

Q:	What should I do if I receive more than one Notice of Internet Availability, voting instruction card or set of proxy materials?

A:	If you received more than one Notice of Internet Availability, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate copy of the Notice of Internet Availability?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominees may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact the Company’s investor relations department at (408) 754-3058 or write to the Company at 1344 Crossman Avenue, Sunnyvale, California 94089, Attention: Investor Relations.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	All stockholders and beneficial owners will have the ability to access the Company’s proxy materials, free of charge, at www.investoreconnect.com with their control number referred to in the Notice of Internet Availability. The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 (the “2009 Annual Report on Form 10-K”) is also available on the Internet as indicated in the Notice of Internet Availability. In addition, you can access this proxy statement and the 2009 Annual Report on Form 10-K by going to the investor relations section of the Company’s website at www.arubanetworks.com. The 2009 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

Q:	What is the mailing address for the Company’s principal executive offices?

A:	The Company’s principal executive offices are located at 1344 Crossman Avenue, Sunnyvale, California 94089.

Any written requests for additional information, copies of the proxy materials and 2009 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 14, 2009

This proxy statement and the Company’s 2009 Annual Report on Form 10-K are available by going to the investor relations section of the Company’s website at www.arubanetworks.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Aruba’s Board of Directors has selected nine nominees for election to the Board of Directors at the Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors and all of whom are presently directors of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
NOMINEES LISTED BELOW.

Information Regarding the Nominees

The name, age and principal occupation of each nominee as of October 19, 2009, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since

Dominic P. Orr	58	President, Chief Executive Officer and Chairman of the Board of Directors	2002
Keerti Melkote	39	Chief Technology Officer	2002
Bernard Guidon	63	Executive Management Consultant	2006
Emmanuel Hernandez	54	Consultant	2006
Michael R. Kourey	50	Senior Vice President, Finance and Administration and Chief Financial Officer, Polycom, Inc.	2007
Douglas Leone	52	General Partner, Sequoia Capital, L.P.	2002
Willem P. Roelandts	64	Consultant	2008
Shirish S. Sathaye	48	General Partner, Matrix Partners	2002
Daniel Warmenhoven	58	Executive Chairman, NetApp, Inc.	2006

Dominic P. Orr has served as our President and Chief Executive Officer since April 2006. From November 2001 through April 2006, Mr. Orr was a private investor. Mr. Orr was President, Content Networking Business Unit at Nortel Networks, a global supplier of communication equipment, from October 2000 to October 2001, and continued as a consultant to Nortel Networks until October 2002. Prior to joining Nortel Networks, Mr. Orr served as the President and Chief Executive Officer of Alteon WebSystems from August 1996 until its acquisition by Nortel Networks in October 2000. Mr. Orr has more than 20 years of experience in the computer systems and communication networking industry and has held senior positions at Bay Networks, Hewlett-Packard and Hughes Aircraft. Mr. Orr is a member of the Sciences Board of Visitors at the University of California, Los Angeles. Mr. Orr also serves on the board of directors of Inveneo, a private, non-profit company. Mr. Orr received his B.S. in physics from the City College of the City University of New York and his M.S. and Ph.D. from California Institute of Technology.

Keerti Melkote is a co-founder and has served as our Chief Technology Officer since August 2008. He has previously held numerous operating roles at Aruba, including in product management, marketing and business development. In 2001, Mr. Melkote was at Tahoe Networks, a cellular mobile data networking company, where he served as the senior director of product management and marketing. Prior to joining Tahoe Networks, Mr. Melkote was Director of Product Management at the Shasta IP Services division of Nortel Network from 1999 to 2001. Mr. Melkote has also held various product management, technical marketing and engineering positions at Cisco Systems and Intel Corporation. Mr. Melkote received his M.S.E.E. from Purdue University with an emphasis on distributed systems and TCP/IP networking.

Bernard Guidon has been an executive management consultant since February 2002. Prior to starting his consulting firm, Mr. Guidon spent 25 years working with Hewlett-Packard, most recently serving as Vice President and General Manager of the Hewlett-Packard Professional Services Organization from 1999 until 2002. Mr. Guidon received his M.S. in Electrical Engineering from the Ecole Nationale Supérieure d’Electrotechnique, d’Electronique, d’Informatique, d’Hydraulique et des Télécommunications in France.

Emmanuel Hernandez is an independent consultant. From April 2005 to November 2008, Mr. Hernandez served as the chief financial officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower in November 2008, but continued in a transition role at SunPower until January 2009. Prior to April 2005, Mr. Hernandez served more than 11 years as the Executive Vice president of Finance and Administration and Chief Financial Officer at Cypress Semiconductor Corporation. Mr. Hernandez currently serves on the boards of directors of ON Semiconductor, MEMC Electronics Materials, Inc., and EnStorage, Inc.. Mr. Hernandez received his B.S. in Commerce/Accounting from the University of Nueva Caceres in the Philippines, his CPA license from the Philippine Institute of Certified Public Accountants and his M.B.A. in Finance from Golden Gate University in San Francisco.

Michael R. Kourey has served as Senior Vice President, Finance and Administration and as a director of Polycom, Inc., a publicly-held unified collaborative communications solutions company, since January 1999 and as Chief Financial Officer since January 1995. He served as Vice President, Finance and Administration of Polycom from January 1995 to January 1999 and as Vice President, Finance and Operations from July 1991 to January 1995. Mr. Kourey also serves on the board of directors of Riverbed Technology, Inc. and serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University.

Douglas Leone has been at Sequoia Capital, L.P., a venture capital firm, since July 1988 and has been a general partner since 1993. Mr. Leone also serves on the boards of directors of several private companies. Mr. Leone received his B.S. in Mechanical Engineering from Cornell University, his M.S. in Industrial Engineering from Columbia University and his M.S. in Management from the Massachusetts Institute of Technology.

Willem P. Roelandts is an independent consultant.  Mr. Roelandts was Chairman of the Board of Directors of Xilinx, Inc. from July 2003 until August 2009 and a member of the board of directors of Xilinx from 1996 until August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the Board of Directors of Applied Materials, Inc., the Semiconductor Industry Association and the Technology Network. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University. Mr. Roelandts received his B.S. in Electrical Engineering from Rijks Hogere Technische School in Belgium.

Shirish S. Sathaye has been a general partner at Matrix Partners, a venture capital firm, since May 2001. Prior to joining Matrix Partners, Mr. Sathaye was first the Vice President of Engineering and then the Chief Technology Officer at Alteon WebSystems. Prior to Alteon WebSystems, Mr. Sathaye was the director of the ATM Switch Product Group at FORE Systems. Mr. Sathaye also serves on the boards of directors of several private companies. Mr. Sathaye received his M.S. in Electrical Engineering from Virginia Tech and his Ph.D. in Electrical and Computer Engineering from Carnegie Mellon University.

Daniel Warmenhoven has served as a director since July 2006 and as Lead Independent Director since October 2009. He has also served as a member of the board of directors of NetApp, Inc. since October 1994 and was elected chairman of the NetApp board of directors in January 2008. He served as Chief Executive Officer of NetApp from October 1994 to August 2009 when he took on the role of Executive Chairman. Prior to joining NetApp, Mr. Warmenhoven served in various capacities, including President, Chief Executive Officer, and chairman of the board of directors of Network Equipment Technologies, Inc., a telecommunications company, from November 1989 to January 1994. Prior to Network Equipment Technologies, Mr. Warmenhoven held executive and managerial positions at Hewlett-Packard from 1985 to 1989 and IBM Corporation from 1972 to 1985. Mr. Warmenhoven also serves on the boards of directors of Stoke, Inc. and PowerFile, Inc., both privately held companies. Mr. Warmenhoven received his B.S. in Electrical Engineering from Princeton University.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending July 31, 2010, and recommends that the stockholders vote for ratification of such appointment. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since the Company’s inception. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by PricewaterhouseCoopers LLP for the fiscal years ended July 31, 2008 and July 31, 2009.

	Fiscal 2008	Fiscal 2009

Audit Fees(1)	$891,071	$1,440,237
All Other Fees(2)	2,400	2,400

Total	$893,471	$1,442,637

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the Company’s quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Also includes fees for services associated with registration statements filed with the Securities and Exchange Commission (“SEC”), including registration statements related to the Company’s initial public offering in March 2007, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

(2)	Consists of fees billed for products provided by PricewaterhouseCoopers LLP.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2010, the Audit Committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for pre-approving the services and associated fees provided by Aruba’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

All PricewaterhouseCoopers LLP audit and non-audit services and fees in fiscal 2008 and fiscal 2009 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Code of Business Conduct

The Board of Directors sets high standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

In addition, the Board of Directors has adopted a Code of Business Conduct, which is applicable to all of the Company’s directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct is available on the Company’s website at www.arubanetworks.com. The Company will also post on this section of its website any amendment to the Code of Business Conduct, as well as any waivers of the Code of Business Conduct, which are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

During fiscal 2009, the Board of Directors undertook a review of the independence of the directors and considered whether any director has a material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors determined that, with the exception of Dominic P. Orr, the Company’s President and Chief Executive Officer, and Keerti Melkote, the Company’s Chief Technology Officer, all of its other members are “independent directors” as that term is defined in the Marketplace Rules of Nasdaq. The Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings and Committees

During the fiscal year ended July 31, 2009, the Board of Directors held a total of nine meetings (including regularly scheduled and special meetings). Each of the directors attended or participated in 75% or more of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he served during the past fiscal year. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Emmanuel Hernandez, Michael R. Kourey, and Shirish Sathaye, each of whom is “independent” as such term is defined for audit committee members by the SEC and the Marketplace Rules of Nasdaq. Mr. Hernandez is the chairman of the Audit Committee. The Board of Directors has determined that Mr. Hernandez and Mr. Kourey are “audit committee financial experts” as defined under the rules of the SEC. The Audit Committee met six times during fiscal 2009. The Audit Committee is responsible for, among other things:

•	Overseeing the accounting and financial reporting processes and audits of the Company’s financial statements;

•	Selecting and hiring the Company’s independent registered public accounting firm, and approving the audit and non-audit services to be performed by the independent registered public accounting firm;

•	Assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s internal accounting and financial controls, the Company’s compliance with legal and regulatory requirements, and the qualifications, independence and performance of the Company’s independent registered public accounting firm;

•	Providing to the Board of Directors information and materials to make the Board of Directors aware of significant financial and audit-related matters that require the attention of the Board of Directors;

•	Reviewing and approving in advance any proposed related party transactions that may potentially require disclosure under Item 404 of Regulation S-K;

•	Overseeing the Company’s risk management and significant financial policies, including the Company’s investment policies, credit policies, capital expenditure policies and foreign exchange and hedging policies; and

•	Preparing the Audit Committee Report that the SEC requires in the Company’s annual proxy statement.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.arubanetworks.com.

The Audit Committee Report is included in this proxy statement on page 36.

Compensation Committee

The Compensation Committee currently consists of Douglas Leone and Willem P. Roelandts, each of whom is “independent” as such term is defined by the Marketplace Rules of Nasdaq. Mr. Leone is the chairman of the Compensation Committee, which met 15 times during fiscal 2009. The Compensation Committee is responsible for, among other things:

•	Overseeing the Company’s compensation policies, plans and benefit programs and making recommendations to the Board of Directors with respect to improvements or changes to the plans and adoption of other plans;

•	Reviewing and approving with respect to the Company’s Chief Executive Officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, signing bonuses or payments of relocation costs, and any other benefits, compensation or arrangements;

•	Evaluating and approving the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer;

•	Administering the Company’s compensation plans; and

•	Preparing the Compensation Committee Report that the SEC requires in the Company’s annual proxy statement.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

The Compensation Committee Report is included in this proxy statement on page 24.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Shirish S. Sathaye and Daniel Warmenhoven, each of whom is “independent” as such term is defined by the Marketplace Rules of Nasdaq. Mr. Warmenhoven is the chairman of the Corporate Governance and Nominating Committee, which held two meetings during fiscal 2009. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	Assisting the Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors for each annual meeting of stockholders;

•	Developing principles of corporate governance and recommending them to the Board of Directors;

•	Overseeing compliance by the Board of Directors and its committees with applicable laws and regulations, including those promulgated by the SEC and the Nasdaq Stock Market;

•	Recommending persons to be members of each Board committee;

•	Reviewing, approving and monitoring the Company’s Code of Business Conduct; and

•	Reviewing actual and potential conflicts of interest of Board members and executive officers, other than related party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity.

The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by the Company’s stockholders. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

Lead Independent Director

Mr. Warmenhoven was appointed Lead Independent Director in October 2009. Mr. Warmenhoven’s principal responsibilities as the Lead Independent Director are to consult with the CEO/Chairman regarding the agenda for meetings of the Board, schedule and prepare agendas for meetings of independent directors, communicate with the CEO/Chairman, act as principal liaison between the independent directors and the CEO/Chairman on sensitive issues and raise issues with management on behalf of the independent directors when appropriate.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Douglas Leone, Willem P. Roelandts and Shirish Sathaye served as members of the Compensation Committee. In fiscal 2009, no interlocking relationship existed between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

Attendance at Annual Stockholder Meetings by the Board of Directors

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Six directors attended the Company’s annual meeting of stockholders held on January 12, 2009.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. The Corporate Governance and Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors.

Stockholder Recommendations and Nominees

Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the Company’s General Counsel at the Company’s principal executive offices and must include the candidate’s name, detailed biographical data and qualifications, home and business contact information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock. There are no differences in the manner by which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Board of Directors.

Director Qualifications

The Corporate Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. The consideration of any candidate for director will be based on the Corporate Governance and Nominating Committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees should reflect a Board that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall Board effectiveness and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Nominees for Directors

The Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Contacting the Board of Directors

The Board of Directors welcomes the submission of any comments or concerns from stockholders. Communications received will be reviewed by the Company’s General Counsel and distributed to the Chairman of the Board of Directors or the other members of the Board of Directors as appropriate, depending on the facts and circumstances outlined in the communication received. If you wish to submit any comments or express any concerns to the Board of Directors, please send them to Board of Directors, Aruba Networks, Inc., Attention: General Counsel, 1344 Crossman Avenue, Sunnyvale, California 94089.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of October 19, 2009:

Name	Age	Position(s)

Dominic P. Orr	58	President, Chief Executive Officer and Chairman of the Board of Directors
Steffan Tomlinson	37	Chief Financial Officer
Keerti Melkote	39	Co-Founder, Chief Technology Officer and Director
Hitesh Sheth	42	Chief Operating Officer

Dominic P. Orr. See biographical information set forth above under “Proposal One- Election of Directors.”

Steffan Tomlinson has served as our Chief Financial Officer since July 2005. Mr. Tomlinson has extensive financial and operational experience in both venture-backed and public companies in the software, hardware, and networking industries. Prior to joining Aruba, Mr. Tomlinson held a number of finance positions at Peribit Networks from 2000 until it was successfully sold to Juniper Networks in 2005, most recently as vice president of finance and chief financial officer. Prior to Peribit, Mr. Tomlinson was the director of financial planning and analysis for the Subscriber Networks Division at Excite@Home. Mr. Tomlinson has also held various finance and financial analyst positions at Oracle, spanning both domestic and international business units. Mr. Tomlinson earned an MBA from Santa Clara University and a BA, with honors in Sociology, from Trinity College in Hartford, Connecticut.

Keerti Melkote. See biographical information set forth above under “Proposal One — Election of Directors.”

Hitesh Sheth joined Aruba Networks as Chief Operating Officer in August 2009. Prior to joining Aruba, Mr. Sheth served as Executive Vice President and General Manager — Ethernet Platform Business Group at Juniper Networks, Inc. since 2007. From 2005 to 2007, Mr. Sheth served as Vice President, Products — Service Layer Technologies, then Senior Vice President and General Manager — Service Layer Technologies at Juniper Networks. Prior to joining Juniper Networks, Mr. Sheth held various business development and management positions at Cisco Systems, Inc. from 1998 to 2005. Prior to Cisco, Mr. Sheth held executive and engineering management positions at Liberate Technologies, Oracle Corporation and The Santa Cruz Operation (SCO). He received a BA in Computer Science from the University of Texas at Austin.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Each executive officer is a full-time employee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of the Company, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of our overall financial results and individual contributions by executives and employees. Within this overall philosophy, our objectives are to:

•	Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•	Align the financial interests of executive officers with those of Aruba’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a total compensation package that is comparable to other similarly sized venture backed and newly public companies in order to attract and retain top talent.

The Compensation Committee of the Board of Directors guides our compensation philosophy and objectives. During all of fiscal 2009 and continuing into the current year, the compensation for our executive officers consists of two primary components: base salary and equity awards. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to Aruba’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although the Company has no formal or informal policies regarding such allocations.

Allocation Amongst Types of Compensation

The Compensation Committee does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation or between cash and non-cash compensation. Aruba considers the proper allocation between long-term and short-term incentives by considering the balance that is required to retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve the Company’s longer-term goals, such as profitability. We also consider the need to offer compensation packages that are comparable to those offered by companies competing with Aruba for executive talent.

In allocating between cash and non-cash compensation, we informally weigh similar concerns. For instance, in allocating between types of compensation, the Compensation Committee believes that cash compensation and generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow the Company to attract and retain talent. The Compensation Committee sets other aspects of non-cash compensation (that is, equity awards) in a manner intended to both be competitive with the job market and provide appropriate incentives to our executives. For this reason, in fiscal 2008, we changed the base pay compensation of some of our executive officers to move salaries toward the 60th percentile of their peer group as indicated in the salary surveys discussed below and have continued in this approach since that time. As an additional example of the manner in which the above-noted concerns impact the allocation between cash and non-cash compensation, prior to our IPO, the Board of Directors approved compensation for our executive officers that was weighted toward equity compensation. This served to incentivize our executive officers to assist Aruba in achieving a successful IPO and also worked to preserve our cash resources. Aruba continues to use equity as the primary motivator for the executive officers to keep them focused on growing the value of our stock and the Company over both the near and long-term. Cash bonuses were not added to the compensation plan for fiscal 2009 and will not be considered until the Company reaches several quarters of profitability because the management team does not feel it is appropriate to offer cash bonuses until the Company has sustained profitability over several quarters.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the “Summary Compensation Table” on page 25, are referred to as the “named executive officers.” They are (i) Dominic Orr, our President and Chief Executive Officer, (ii) Steffan Tomlinson, our Chief Financial Officer, (iii) Keerti Melkote, our Chief Technology Officer, and (iv) Sriram Ramachandran, who served as our Vice President of Engineering during fiscal 2009. As of October 2009, Mr. Ramachandran is no longer considered an executive officer in light of the transition of management of the Engineering organization to the Company’s Chief Operating Officer.

Role and Authority of the Compensation Committee

The Compensation Committee has the final decision-making authority with respect to the compensation of our executive officers, except that with respect to the compensation package of Mr. Orr, our Chief Executive Officer, the Compensation Committee makes recommendations to the full Board of Directors for approval by a majority of the independent directors. The members of the Compensation Committee are directors Douglas Leone and Willem Roelandts. Each of these individuals qualifies as (i) an “independent director” as defined in the Marketplace Rules of the NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.arubanetworks.com.

The Compensation Committee carries out the responsibilities assigned to it by the Board of Directors including responsibilities to: (i) oversee Aruba’s compensation policies, plans and benefits programs; (ii) review and approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Aruba’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our executive officers, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation program and philosophy.

In carrying out its responsibilities, the Compensation Committee engages outside consultants and/or consults with Aruba’s Human Resources department as the Compensation Committee determines to be appropriate. For fiscal 2009 compensation decisions relating to all employees, including the executive officers, the Compensation Committee engaged Valerie Frederickson and Company as outside consultants to review the Company’s compensation arrangements. With the assistance of external compensation experts, the Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our executive officers. In addition to outside consultants, the Compensation Committee considers comparative market data provided by management, the Compensation Committee members’ own experience and knowledge regarding compensation matters, and Aruba’s general compensation philosophy and goals. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. For instance, at the invitation of the Compensation Committee, one or more of the following individuals attended each of the 15 Compensation Committee meetings during fiscal 2009: Dominic Orr, the Company’s Chief Executive Officer, Alexa King, the Company’s General Counsel, or Aaron Bean, the Company’s Vice President, Human Resources. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to our executive officers but may do so in the future.

The Compensation Committee meets monthly to review management’s recommended equity awards in accordance with the Company’s equity granting policy and to discuss pertinent compensation related issues as necessary and appropriate. The Compensation Committee also meets two to three times per year to review the Company’s equity granting plans as recommended by management. The Compensation Committee intends to annually review the base salaries of our executive officers. This review occurred in the third quarter for fiscal year 2009.

Role of Executive Officers in Compensation Decisions

The Compensation Committee on occasion meets with Mr. Orr, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our executive officers. At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Orr’s recommendations for the executive officers. These meetings typically occur immediately following quarterly meetings of the Board of Directors or as part of a regularly scheduled monthly Compensation Committee meeting.

Ms. King, the Company’s General Counsel, and/or Mr. Bean, the Company’s Vice President, Human Resources, regularly attend meetings of the Compensation Committee but they leave the meetings as appropriate when matters of executive compensation are discussed. In addition, Mr. Orr and other executives or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Orr’s compensation package — salary as well as equity — without him present. After such discussions, the Compensation Committee makes recommendations to the full Board of Directors for approval by a majority of the independent directors.

Role of Compensation Consultant

The Compensation Committee has engaged outside consultants to review the Company’s compensation plans or arrangements. Sylvie Brossard from Valerie Frederickson and Company was retained to review the Company’s compensation programs for fiscal year 2009. With the use of data from Radford and Associates as well as ICR Limited (“ICR”), Ms. Brossard reviewed and made recommendations on compensation programs for employees at all levels, including executives.

In fiscal 2009, Aruba’s management team continued to engage ICR to provide data regarding base salary, bonus and equity awards for the surveyed group described below. ICR has provided similar services since fiscal 2007, and Aruba expects to continue to utilize ICR’s services during fiscal 2010. Aruba’s management considered this data in making recommendations at the end of calendar year 2008 for executive officer base salaries for fiscal 2009. Aruba’s management in turn provides Aruba’s compensation data to ICR for use in its market data survey. Aruba’s management team uses the ICR data as a tool in making recommendations to the Compensation Committee on compensation adjustments and new hire offers that are consistent with Aruba’s compensation philosophy and goals. ICR does not provide any additional services to Aruba. Although ICR does not provide services directly to the Compensation Committee, Aruba’s management shares some of the comparative data it receives from ICR with the Compensation Committee for use in its decision-making.

To compare our executive and general employee compensation program for fiscal 2009 to the market, ICR surveyed technology companies and published their pay practices. Some of the companies surveyed are: IBM, Hewlett-Packard, Microsoft, Dell, Cisco, SAP, Nokia, FreeScale Semiconductor, Oracle, EMC, Accenture, Nortel Networks, MySpace, Lucent, Computer Associates, Agilent, EDS, Wipro, Seagate, Sun Microsystems, Infineon Technologies, Motorola, Avaya, and Yahoo. The employers included in the survey are companies that have employees with similar experience and education levels to Aruba’s employees. Also as part of the compensation review, the consulting firm analyzed compensation from the Radford Survey specific to the Network Products and Software Services categories for companies with under $500 million in annual revenue and with under 1,000 employees. Specific attention was paid to those companies in the sample who are based in the San Francisco Bay Area/Silicon Valley.

In order to maintain competitiveness within the marketplace, Aruba considers this peer group data in determining its executive compensation.

Components of Compensation

The principal components of our executive officer compensation include:

•	Base salary;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Aruba’s success depends. The full set of components also allows us to reward performance, retain executive talent, and provide continued incentives throughout the fiscal year, primarily through the vesting of equity awards.

During fiscal 2009, Aruba granted a combination of options and restricted stock units to its general employee population, and granted solely stock options to its executive officers. The Committee considered granting restricted stock units to the named executive officers in addition to stock options, consistent with its stated intent in fiscal year 2008, but given the low value of Aruba’s stock price at the time the grants were made, and the desire to motivate the executive officers to increase stockholder value and achieve Aruba’s long-term strategic goals, the Committee determined that stock option-only awards would be more appropriate.

In fiscal 2010, Aruba intends to grant a combination of stock options and restricted stock units to its executive officers. Aruba believes this combination is both appropriate and effective because granting stock options provides both long-term and short-term incentives to increase stockholder value, while restricted stock units are a strong retention tool. Aruba believes that this combination of equity compensation components will allow it to balance these considerations. The base salary component provides a reward for the executive’s day-to-day efforts on behalf of the Company. Retirement benefits under our 401(k) plan and our generally available benefit programs allow us to offer benefits comparable to those offered in the marketplace.

The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. However, the Compensation Committee will review these elements of compensation on occasion and will alter or add to the elements if it believes that they no longer achieve Aruba’s compensation objectives or fall within Aruba’s general compensation policy.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. Any proposed severance or change of control protection is presented to the full Board of Directors for review and approval on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

In fiscal 2009, the Compensation Committee set compensation packages for our executive officers and determined the use and relative weight of the various compensation components based on the industry knowledge of the members of the Compensation Committee and on management’s recommendations — which in turn were based on recommendations from the external compensation consultant, survey data and management’s industry knowledge — as to compensation packages for the executive officers. As described in further detail above, Mr. Leone is a member of our Compensation Committee and a member of a venture capital firm and holds seats on the boards of directors of a number of companies in the technology industry, and Mr. Roelandts has extensive executive experience in the high-tech industry, has served on the Board of Xilinx, Inc., and has served as the Chair of Applied Materials’ Human Resources and Compensation Committee. As such, they are able to draw on their experience and knowledge in making these compensation decisions.

As noted previously, executive compensation prior to our IPO was weighted more toward equity compensation than base salary, which both preserved Aruba’s cash resources and focused our executive officers on increasing the value of Aruba common stock through the achievement of a successful IPO. We have continued our emphasis on equity compensation for our executive officers in order to continue to focus efforts on growing the value of our stock, and to continue to preserve our cash resources. In fiscal 2009, the Compensation Committee revised the base salary packages for Messrs. Orr, Melkote, Ramachandran and Tomlinson, for the reasons described above, as well as for the reasons described in further detail below.

For fiscal 2010, the Compensation Committee expects the use and weight of the executive compensation components to continue to be based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the survey noted below and by the general experience and knowledge of our Compensation Committee members. In setting compensation levels for a particular executive officer, the Compensation Committee considers both individual and corporate factors, as further discussed below.

Base Salary and Variable Incentive Awards

Base Salary

Aruba provides base salary to its executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

For fiscal 2009, Aruba continued to believe that it was appropriate to target base salaries for executive officers in the general range of the 60th percentile as compared to the surveyed companies and gathered data based on this belief. Both the Radford and the ICR data provided generally are broken down both by geographic location and company size. This allows us to generally focus our data gathering on percentiles that are appropriate for our more specific market. For instance, when targeting base salaries for our executive officers in the California Bay Area, we generally will gather data on the 60th percentile of the base salaries for comparable Bay Area positions among the surveyed companies. In addition to local market data, we also gather data on similarly sized companies and review the compensation components for companies in the survey that self-report company revenue under $500 million dollars annually.

In conjunction with the Company’s annual performance review process, and in advance of hiring a Chief Operating Officer, the Compensation Committee reviewed executive officer base salaries in the second quarter of fiscal 2009. During this process, the Chief Executive Officer reviews the performance of the executive officers and reports those findings to the Compensation Committee. Mr. Orr may take into account any specific items of performance he deems to be relevant. An executive officer’s personal performance typically is judged in part on whether the Company’s business objectives have been met, and each executive officer’s experience, skills, knowledge and responsibilities also are considered. Mr. Orr shares his performance assessment of each executive officer with the Compensation Committee prior to the Compensation Committee’s annual compensation review and determination and management, with input from the external consultant, makes recommendations to the Compensation Committee regarding base salaries. We have aimed, and expect to continue to aim, to keep salaries in line with the external job market, with particular emphasis in staying attractive in the expensive California Bay Area.

The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these budgets other than the annual business planning process. In setting base salaries for fiscal 2009, in addition to the competitive data, management and the Compensation Committee considered each executive officer’s experience, skills, knowledge, responsibilities and performance and Aruba’s performance as a whole, as well as other individual factors, such as an executive officer’s tenure with the Company. For newly hired executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Aruba.

As fiscal 2009 progressed, the Company reconsidered executive officer salaries and made changes to the base compensation of the executive officers in order to move their salaries toward the 60th percentile of the peer group. As part of this process, salary increases were recommended to the Compensation Committee based on survey data presented by the management team and the external consultant and the considerations described above. As a result, the Compensation Committee raised the salaries of our executive officers over the course of fiscal 2009 such that the aggregate amount of such raises were as follows: Mr. Orr’s annual base salary increased from $300,000 to $400,000; Mr. Tomlinson’s annual base salary increased from $250,000 to $325,000; Mr. Melkote’s annual base salary increased from $225,000 to $280,000; and Mr. Ramachandran’s annual base salary increased from $225,000 to $280,000. Based on these increases, each of the Company’s named executive officers for fiscal 2009 are at the 60th percentile of the peer group, which the Committee feels is appropriate given the current size of the company.

The Company intends to continue its annual performance review process and review of executive base salaries. A timetable for the review of executive officer base salaries for fiscal 2010 has not been determined. In general, fiscal 2010 base salary compensation is expected to be targeted at approximately the 60th percentile as compared to the companies surveyed by ICR and Radford. As noted, the Company reviews the comparative data provided by ICR as well as Radford and focuses most closely on peer companies that are similar in size and geographic location. ICR and Radford survey data is presented by size of company and location, among other factors. We believe that collecting data on base salaries at the 60th percentile and targeting base salaries at that range enabled the Company to be both competitive and fiscally prudent. We continue to expect that base salaries will, in certain circumstances, deviate from this general percentile target. For instance, there likely will be executive officers who had compensation packages in place prior to the IPO that will be above the market norms for public companies or whose base salaries remain lower due to the heavy weighting of their compensation towards equity awards. Further, the Compensation Committee may determine that it is appropriate to continue an executive’s compensation at the same levels in order to continue to retain and incentivize such individual. Similarly, newly hired executive officers may have be offered a base salary that is above this range in order to provide a compensation package that is comparable to the package they had with their prior employers.

We intend to maintain a target of approximately the 60th percentile of the surveyed group as a basis for making total compensation decisions for the management team and the employee base until such time as Aruba believes that this target is no longer appropriate in light of Aruba’s performance or a change in our compensation philosophy or objectives. However, until the Company reaches consistent profitability, and puts in place a formal bonus program, total compensation will likely trail the model of the 60th percentile in the absence of a formal bonus program.

Variable Incentive Awards, Commissions, and Other Bonuses

In fiscal 2007, management recommended to the Compensation Committee, and the Compensation Committee approved, the elimination of the bonus program that was in place for fiscal 2006. In fiscal 2009, we continued to have no formal bonus program.

The bonus program was eliminated because management felt it was not appropriate to grant bonuses to any employees of the Company until such time as the Company achieved profitability. Instead, the Company focused on offering the executive officers base salaries that were in line with the Company’s assessment of the market standard with respect to base salaries. While there was no direct correlation between the amount that was not spent on a bonus program and the base salaries of the executive officers, the Company did give general consideration to the appropriate allocation of overall resources. The Company felt that the allocation of resources toward base salary rather than bonus was appropriate given Aruba’s need to stay competitive with its competitors with respect to base salaries in order to retain its key executives and its focus on achieving profitability. In fiscal 2009, the Company continued to believe that this focus was appropriate.

For fiscal year 2010 Aruba intends to review industry practice and determine if it is appropriate to install a bonus program based on market and general business conditions. We anticipate that achieving profitability will continue as a primary performance goal for variable incentives. By holding out profitability as a prerequisite for consideration of eligibility for individual performance based or variable incentive plans, Aruba sends its executive team a strong message that profitability is a shared goal that its executive officers should all assist in achieving. We believe that achieving and sustaining profitability is essential to the long-term success of the Company and to the long-term increase in stockholder value, and therefore is appropriate to set out as an initial hurdle to the consideration of bonuses and other variable incentives.

Although Aruba has not had a bonus program in place for its executive officers, the Compensation Committee has had (and continues to have) authority to provide named executive officers with cash bonuses where it feels that doing so is necessary and appropriate to reward performance or meet retention needs. In fiscal 2009, no such awards were given.

Long-Term, Equity-Based Incentive Awards

The goal of Aruba’s long-term equity-based incentive program is to align the interests of named executive officers with Aruba’s stockholders and to provide each named executive officer with a significant incentive to manage Aruba from the perspective of an owner with an equity stake in the business. Equity-based awards also function as an important retention tool. Equity-based awards are granted to our named executive officers under our 2002 Stock Plan and 2007 Equity Incentive Plan and were approved by the Board of Directors prior to the IPO and after the IPO by the Compensation Committee or the Board of Directors.

Equity award grants are generally made within grant guidelines established in fiscal 2007 by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. These guidelines have since been reviewed by the Compensation Committee and have continued in use unchanged through fiscal 2009. We anticipate that the Compensation Committee will review these guidelines again in fiscal 2010 and has the authority to change them if it deems appropriate. With respect to the named executive officers, management makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist the Company in keeping its equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing its available equity pool and its overhang. For fiscal 2010, the Compensation Committee intends to continue to grant equity awards in accordance with this process.

The Compensation Committee determines the size of long-term, equity-based incentives based on each named executive officer’s position within Aruba and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee takes into account an individual’s recent performance, as described above. Although the Compensation Committee has not formalized the process by which it takes an individual’s performance into account, it may do so in the future, the Chief Executive Officer of the Company annually reviews the performance of each of the Company’s other executive officers. He may take into account any specific factors that he deems relevant. As described above, a named executive officer’s personal performance typically is judged in part on whether the Company’s business objectives have been met, and each named executive officer’s experience, skills, knowledge and responsibilities are also considered. The Chief Executive Officer shares his performance assessment of each executive officer with the Compensation Committee prior to the Compensation Committee’s annual compensation review and determination. In establishing actual compensation, the Compensation Committee may take into account such performance assessment, which addresses both financial and non-financial objectives, other individual factors such as an executive officer’s tenure with the Company, the executive officer’s individual performance over a given year and competitive market data for the executive’s position.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also reviews the following factors:

•	The number of shares subject to awards granted to an individual in a given role or position;

•	The number of shares owned, and the number of shares subject to equity awards granted by role or position as a percentage of total shares owned, option shares granted, shares of restricted stock granted and shares subject to restricted stock unit awards granted or outstanding as a percentage of total common stock outstanding; and

•	The individual’s vested and unvested equity positions.

The Compensation Committee views these factors as the main motivators to retain and attract key management talent. On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Aruba during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows them to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares the Company has available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and the Company’s overhang.

Stock Option Exchange Program

On March 17, 2009, the Company completed a stock option exchange program (the “Exchange Offer”) pursuant to which eligible employees were permitted to exchange certain underwater outstanding stock options for new stock options granted under the 2007 Equity Incentive Plan with a lower exercise price. The named executive officers were not permitted to participate in the Exchange Offer, as the Compensation Committee determined that their eligibility would not be appropriate.

Equity Award Practices

Since the IPO, Aruba has granted a mix of options and restricted stock units for its broader employee population. However, through July 31, 2009, named executive officers have been granted only stock options.

Prior to the IPO, our option plan did not allow for the granting of restricted stock units; further, restricted stock units are not a typical compensation tool among private technology companies. Once we became a public company in 2007, we believed that growth and the increase of long-term stockholder value was our most critical goal. We believed that granting equity awards to our named executive officers in the form of stock options has provided the appropriate incentives to increase the value of our stock. Growth and the increase of long-term stockholder value remains a critical area of emphasis for the Company which is why stock options continued to function as our primary tool for long-term motivation for management during fiscal 2009. Stock options provide a strong tool to focus management on increasing stockholder value and achieving Aruba’s long-term strategic goals since the value of the stock options is directly related to the value of our common stock.

However, Aruba has found that restricted stock units provide a useful recruiting mechanism to compete with both public and private companies that are offering share grants to attract key talent. Aruba also believes that restricted stock units, which have immediate value upon vesting, are powerful retention tools, and also are a useful compensation tool because they result in less dilution to stockholders than awards such as stock options. For these reasons, Aruba may grant a combination of stock options and restricted stock units to its named executive officers in fiscal 2010. For example, when Aruba hired Hitesh Sheth, who is expected to be a named executive officer in fiscal 2010, as its Chief Operating Officer in August 2009, Mr. Sheth’s compensation package included both options and restricted stock units. By using a combination of stock options and restricted stock units, Aruba believes its equity compensation program will strike an appropriate balance between Aruba’s retention needs and its need to provide proper incentives to our named executive officers.

Aruba’s standard option grants vest in part after 12 months of service and then vest monthly over the remaining vesting period, although for retentive, competitive or other business reasons, certain option grants made to certain named executive officers have had a different vesting schedule. We expect this standard vesting to continue to be applied to option grants made to named executive officers in fiscal 2010. We believe that it is important to reward performance throughout the year by providing for monthly vesting of stock options in order to continue to retain key talent. Further, we believe that having option grants vest after a one year “cliff” with monthly vesting thereafter provides our named executive officers with an incentive to appropriately balance their focus on short-term and long-

term strategic goals. We expect that restricted stock units granted to our named executive officers will be scheduled to vest on an annual basis over four years. Aruba believes that annual vesting of these awards assists in meeting our retention goals, and also allows for ease of administration of these awards. Aruba may also determine to impose performance-based vesting requirements on restricted stock units granted to named executive officers, if it determines that doing so will help to advance the Company’s business strategies.

Our Board of Directors has a policy of approving equity awards in advance of a future effective grant date, which remains in use. Under this policy, on the second Monday of each month, management submits its recommendations for employee equity awards to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the second Friday of the month. If the second Friday of the month precedes the second Monday of the month, then equity awards shall be granted effective as of the third Friday of the month. It is the Company’s policy to not time equity award grants in relation to the release of material non-public information and it is the intent of this policy to specify the timing of effectiveness of equity awards granted thereunder in order to avoid such timing. Aruba follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Aruba’s common stock on the grant date.

As noted, the Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to Aruba’s executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of Aruba’s common stock. In addition, to the extent Aruba’s stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that equity awards typically vest over a three- or four-year period.

Stock Ownership Guidelines

At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers, directors, or otherwise.

Aruba has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Aruba’s common stock. In addition, each named executive officer has previously entered into a Rule 10b5-1 trading plan.

Severance and Change of Control Protection

We have entered into an employment agreement with our Chief Executive Officer, Mr. Orr, and offer letters with each of our other named executive officers. These agreements are described in more detail in “Potential Payments Upon Termination or Change of Control — Termination or Change of Control Arrangements.” All of these agreements were amended in December 2008 to, among other things, bring certain provisions of the agreements into documentary compliance with the requirements of Section 409A of the Code, and the final regulations and official guidance promulgated thereunder. Through these agreements or resolutions of Aruba’s Board of Directors, Aruba provides severance compensation in the form of certain acceleration of outstanding equity awards if an executive’s employment is terminated under certain conditions, including a termination without cause or for good reason following a change of control of Aruba.

Mr. Orr’s and Mr. Ramachandran’s employment agreements each provide for certain acceleration of vesting of their outstanding awards upon a change of control of Aruba. This was part of the negotiation process and necessary to recruit both Mr. Orr and Mr. Ramachandran. Mr. Orr’s employment agreement also provides for acceleration of vesting of his outstanding equity awards in connection with a termination by the Company without cause or his resignation for good reason that is not in connection with a change of control of Aruba. This was part of the negotiation process and necessary to recruit Mr. Orr.

For Mr. Tomlinson and Mr. Melkote, these acceleration provisions apply only in connection with qualifying terminations that occur following a change of control of the Company. In February 2007, our Board of Directors established a policy that provided that all future option grants to our officers made under our 2007 Equity Incentive

Plan would contain similar acceleration provisions. Under the policy, each such option will provide that 50% of the shares subject to the option will vest and become immediately exercisable in the event that the officer’s employment with us is involuntarily terminated within 12 months following a change of control. This was approved to standardize all future option grants for named executive officers. It is expected that Aruba from time to time will consider the possibility of an acquisition by another company or other change of control. In setting the terms of the acceleration of equity awards, we recognize that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. We also recognize that our named executive officers might not be retained in comparable positions by a large acquirer, and so the benefit of the equity award incentives provided to them might otherwise be forfeited upon a termination of employment by such acquirer. As a result, we believe that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize the value of Aruba upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security. Further, we felt that these levels of acceleration were necessary to recruit these individuals to their positions.

The severance arrangements that we have entered into with our named executive officers are designed to meet the above-stated objectives. These arrangements were entered into by Aruba to match what management’s knowledge and experience indicates was the industry standard for change of control and severance agreements used to attract and retain key executives. The Compensation Committee reviews our change of control and severance policies and procedures from time to time, and may make changes as circumstances merit.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs

In fiscal 2009, named executive officers other than our Chief Executive Officer were eligible to participate in our employee stock purchase plan. Mr. Orr, our Chief Executive Officer, was ineligible to participate in our employee stock purchase plan because the terms of the plan do not permit employees with ownership interests in the Company above certain levels to participate. This requirement was included in the plan to comply with U.S. tax laws that are applicable to employee stock purchase plans. In addition, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Aruba employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Aruba’s general US-based employee population. Under the 401(k) plan, all Company employees are eligible to participate and there is no Company match associated with this benefit. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

In our review and establishment of compensation programs and payments for fiscal 2009, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us or our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Compliance with Section 162(m) of the Internal Revenue Code

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain of our executive officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Aruba does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, in December 2008 Aruba amended certain of the severance arrangements described above and we structure our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Aruba accounts for stock-based awards in accordance with the requirements of SFAS 123(R). Restricted stock units are more attractive from an accounting perspective than they were under the accounting rules previously in place. The Compensation Committee took this into consideration when it decided that its fiscal 2009 equity compensation program would consist of a combination of stock options and restricted stock units to all levels of employees on a going-forward basis, including named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Douglas Leone (Chairman)
Willem P. Roelandts

Summary Compensation Table

The following table presents information concerning the compensation earned for the fiscal years ended July 31, 2009, 2008 and 2007, by (i) our principal executive officer, (ii) our principal financial officer and (iii) our other most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers at the end of our 2009 fiscal year.

	Fiscal					Option
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards ($)(1)	Total ($)

Dominic P. Orr	2009	$340,088	(2)	—		$2,212,224	$2,552,312
President, Chief Executive Officer and	2008	300,000		—		2,133,727	2,433,727
Chairman of the Board of Directors	2007	300,000		—		2,171,650	2,471,650
Steffan Tomlinson	2009	310,722	(3)	—		382,790	693,512
Chief Financial Officer	2008	246,250		—		323,860	570,110
	2007	213,125		—		255,107	468,232
Keerti Melkote	2009	250,518	(4)	—		311,810	562,328
Co-Founder and Chief Technology	2008	206,250		1,500	(5)	266,893	474,643
Officer and Director	2007	195,000		1,500	(5)	181,950	378,450
Sriram Ramachandran	2009	248,473	(6)	—		322,179	570,652
Vice President, Engineering	2008	206,250		—		301,922	508,172
	2007	187,625		—		286,249	473,874

(1)	Reflects the compensation expense reported by the Company for these awards in fiscal 2009, 2008 and 2007 in accordance with SFAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to fiscal 2009, 2008 and 2007. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009, filed with the SEC on October 6, 2009. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(2)	Mr. Orr’s FY2009 salary includes $26,819 for a payout of unused vacation time.

(3)	Mr. Tomlinson’s FY2009 salary includes $27,251 for a payout of unused vacation time.

(4)	Mr. Melkote’s FY2009 salary includes $19,470 for a payout of unused vacation time.

(5)	Represents payments for patent awards.

(6)	Mr. Ramachandran’s FY2009 salary includes $17,425 for a payout of unused vacation time.

Grants of Plan-Based Awards in Fiscal 2009

			All Other	Exercise or	Grant Date
			Option Awards:	Base Price of	Fair Value of
			Number of Securities	Option Awards	Stock and
Name	Grant Date(1)		Underlying Options (#)	($/Sh)	Option Awards(2)

Dominic P. Orr	6/12/2009		600,000	$7.58	$2,514,300
Steffan Tomlinson	6/12/2009		300,000	7.58	1,257,150
	12/12/2008	(3)	100,000	2.17	111,640
Keerti Melkote	6/12/2009		300,000	7.58	1,257,150
	12/12/2008	(3)	30,000	2.17	33,492
Sriram Ramachandran	6/12/2009		150,000	7.58	628,575

(1)	Unless otherwise indicated, all options granted to named executive officers were granted under the 2007 Equity Incentive Plan and vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter.

(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 6, 2009. These amounts do not purport to reflect the actual value that will be recognized by the named executive officers upon sale of the underlying securities.

(3)	Options vest over a four-year period, at a rate of 1/48th per month beginning December 12, 2008.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table presents information concerning outstanding unexercised options and unvested restricted stock units for each named executive officer as of July 31, 2009.

	Option Awards
			Number of Securities
			Underlying Unexercised		Option	Option
			Options (#)		Exercise	Expiration
Name	Grant Date(1)		Exercisable	Unexercisable	Price ($)	Date

Dominic P. Orr	4/18/2006	(2)	5,389,443	—	$2.25	4/17/2016
	6/12/2009	(3)	—	600,000	7.58	6/11/2016
Steffan Tomlinson	10/6/2005	(2)	268,792	—	1.25	10/5/2015
	12/11/2006	(4)	150,000	150,000	5.12	12/10/2016
	12/12/2008	(3,5)	14,583	85,417	2.17	12/11/2015
	6/12/2009	(3)	—	300,000	7.58	6/11/2016
Keerti Melkote	12/11/2006	(4)	200,000	200,000	5.12	12/10/2016
	12/12/2008	(3,5)	4,375	25,625	2.17	12/11/2015
	6/12/2009	(3)	—	300,000	7.58	6/11/2016
Sriram Ramachandran	8/18/2006	(2)	556,718	—	2.33	8/17/2016
	6/12/2009	(3)	—	150,000	7.58	6/11/2016

(1)	Unless otherwise indicated, all options granted to named executive officers were granted under the 2002 Stock Plan and vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter.

(2)	Option is subject to an early exercise provision and is immediately exercisable.

(3)	Options granted under the 2007 Equity Incentive Plan.

(4)	Options vest over a three-year period, at a rate of 1/36th per month beginning January 1, 2008.

(5)	Options vest over a four-year period, at a rate of 1/48th per month beginning December 12, 2008.

Fiscal 2009 Option Exercises and Stock Vested

The following table presents certain information regarding the number of shares acquired and the value realized by each named executive officer during fiscal 2009, upon the exercise of stock options and the vesting of stock awards.

Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	(4)(1)

Dominic P. Orr	125,000	$381,250
Steffan Tomlinson	—	—
Keerti Melkote	60,027	66,660
Sriram Ramachandran	—	—

(1)	Reflects the difference between the fair market value of the Company’s Common Stock at the time of exercise and the exercise price of the option.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

Dominic P. Orr entered into an employment agreement with the Company in April 2006, which was subsequently amended in December 2008. His employment agreement provides that if a change of control of the Company occurs on or after April 10, 2007, Mr. Orr will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the 12-month period immediately following the change of control. Pursuant to his employment agreement, “change in control” means any one or more of the following events: (a) the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing a majority of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) a majority of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (b) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, a majority of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company prior to such sale, lease, license or other disposition.

In addition, if Mr. Orr’s employment is terminated by the Company without “cause” or he resigns for “good reason,” and he signs and does not revoke a release of claims against the Company, Mr. Orr will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the six-month period immediately following his termination of employment. Pursuant to Mr. Orr’s employment agreement, “cause” means (i) an indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of Mr. Orr’s duties to the Company; or (iv) conduct by Mr. Orr which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve. Pursuant to Mr. Orr’s employment agreement, he shall have “good reason” for resignation if any of the following occurs without his consent, and he notifies the Company in writing, within fourteen (14) days after the occurrence of one of the following events, that he intends to terminate his employment no earlier than thirty (30) days after providing such notice: (i) the assignment to Mr. Orr of any duties or responsibilities which result in the material diminution of Mr. Orr’s position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of Mr. Orr’s position; (ii) a reduction by the Company in Mr. Orr’s annual base salary by greater than ten percent (10%), except to the extent the base salaries of all other executive officers of the Company are accordingly reduced; (iii) a relocation of Mr. Orr’s place of work, or the Company’s principal executive offices if Mr. Orr’s principal office is at such offices, to a location that increases Mr. Orr’s daily one-way commute by more than thirty-five (35) miles; (iv) any material breach by the Company of Mr. Orr’s employment agreement, which breach remains uncured by the Company following at least thirty (30) days advance written notice by Mr. Orr; or (v) any failure by the Company to obtain the assumption of Mr. Orr’s employment agreement by any successor or assign of the Company.

Steffan Tomlinson executed an offer letter for employment with the Company in July 2005, which was subsequently amended in December 2008. The offer letter provides that if Mr. Tomlinson is involuntarily terminated without cause within 12 months following a change of control of the Company Mr. Tomlinson will receive accelerated vesting of 50% of any then unvested shares, options and other equity he holds at the time. Pursuant to Mr. Tomlinson’s offer letter, “cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or (d) gross misconduct. Pursuant to Mr. Tomlinson’s offer letter, “involuntarily termination” means either (a) involuntary discharge by the Company for reasons other than for cause or (b) voluntary resignation following (i) a change in his position with the Company that materially reduces his level of authority or responsibility, (ii) a reduction in his base salary or (iii) receipt of notice that his principal workplace will be relocated more than 35 miles. “Change of control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

Keerti Melkote executed an offer letter for employment with the Company in April 2002. The offer letter has no specific term and constitutes at-will employment. However, the terms of Mr. Melkote’s stock option agreements provide that in the event Mr. Melkote’s employment is involuntarily terminated within 12 months following a change of control, as such terms are defined in the stock option agreements, Mr. Melkote will receive accelerated vesting of 50% of any then unvested options. Pursuant to Mr. Melkote’s stock option agreements, “involuntary termination” means either (i) involuntary discharge by the Company for reasons other than for cause or (ii) voluntary resignation following (a) a change in the Mr. Melkote’s position with the Company that materially reduces his level of authority or responsibility, (b) a reduction in Mr. Melkote’s base salary or (c) receipt of notice that Mr. Melkote’s principal workplace will be relocated more than 35 miles. “Change of control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

Sriram Ramachandran executed an offer letter for employment with the Company in July 2006, which was subsequently amended in December 2008. The offer letter provides that if a change of control occurs on or after August 14, 2007, Mr. Ramachandran will receive acceleration of his unvested equity awards in an amount equal to the number of shares that would have vested over the 12-month period immediately following the change of control. Pursuant to Mr. Ramachandran’s offer letter, “change of control” means any one or more of the following events: (a) the consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing a majority of the combined outstanding voting power of the surviving entity in such a merger, consolidation or similar transaction or (ii) a majority of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (b) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, a majority of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company prior to such sales, lease, license or other disposition.

In addition, the Board of Directors established a policy in February 2007 that, with respect to future option grants to the Company’s officers under the 2007 Equity Incentive Plan, the related option agreements shall provide that 50% of the shares subject to each option will vest and become immediately exercisable in the event that the officer’s employment with the Company is involuntarily terminated within 12 months following a change of control of the Company. Pursuant to the 2007 Equity Incentive Plan, “involuntary termination” means either (a) involuntary discharge by the Company for reasons other than for cause or (b) voluntary resignation following (i) a change in the officer’s position with the Company that materially reduces the officer’s level of authority or responsibility, (ii) a reduction in the officer’s base salary or (iii) receipt of notice that the officer’s principal workplace will be relocated more than 35 miles. “Change of control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

“Change of control” means the occurrence of any of the following events: (i) any “person” becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (a) are Directors as of the effective date of the Plan, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (July 31, 2009), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($8.88). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Potential Payments Upon Involuntary Termination Other than for Cause
	or Voluntary Termination for Good Reason(1)
		Prior to	After
Name	Type of Benefit	Change of Control ($)	Change of Control ($)

Dominic P. Orr	Vesting Acceleration	$5,518,762	$11,248,775	(2)
Steffan Tomlinson	Vesting Acceleration	—	843,056
Keerti Melkote	Vesting Acceleration	—	671,278
Sriram Ramachandran	Vesting Acceleration	—	1,725,388	(3)

(1)	Reflects the aggregate market value of unvested options. Aggregate market value is computed by multiplying (i) the difference between $8.88 and the exercise price of the option, by (ii) the number of shares underlying unvested options at July 31, 2009.

(2)	Mr. Orr is entitled to such vesting acceleration benefits upon a change of control of the Company even if Mr. Orr’s employment is not terminated by the Company or he does not resign in connection with such change of control.

(3)	Mr. Ramachandran is entitled to such vesting acceleration benefits upon a change of control of the Company even if Mr. Ramachandran’s employment is not terminated by the Company or he does not resign in connection with such change of control.

Compensation of Directors

The following table provides information concerning the compensation paid by the Company to each of the Company’s non-employee directors for fiscal 2009. Dominic P. Orr and Keerti Melkote, who are employees, do not receive additional compensation for their service as directors.

	Stock Awards	Option Awards
Name	($)(1)(2)	($)(1)(3)(4)	Total ($)(2)

Bernard Guidon	$80,183	$128,395	$208,578
Emmanuel Hernandez	—	92,906	92,906
Michael R. Kourey	—	95,403	95,403
Douglas Leone	—	133,147	125,897
Willem P. Roelandts	—	12,153	12,153
Shirish S. Sathaye	—	133,976	133,976
Daniel Warmenhoven	—	152,192	152,192

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2009, in accordance with SFAS 123(R), and thus may include amounts from awards granted in and prior to fiscal 2009. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 6, 2009. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	Includes the value of 15,000 restricted stock units granted to Mr. Guidon in fiscal 2008 for consulting services.

(3)	As of July 31, 2009, the aggregate number of shares underlying options outstanding for each of the Company’s non-employee directors was:

Aggregate Number of
Shares Underlying
Name	Options Outstanding

Bernard Guidon	332,000
Emmanuel Hernandez	140,000
Michael R. Kourey	110,000
Douglas Leone	120,000
Willem P. Roelandts	50,000
Shirish S. Sathaye	125,000
Daniel Warmenhoven	20,000

(4)	In fiscal 2009, the Company’s non-employee directors received the following options to purchase shares of the Company’s Common Stock:

			Exercise	Grant Date
		Number of	Price per	Fair
Name	Grant Date	Shares	Share ($)	Value ($)

Emmanuel Hernandez	1/12/2009	10,000	$2.32	$12,103
Michael R. Kourey	1/12/2009	5,000	2.32	6,051
Douglas Leone	1/12/2009	10,000	2.32	12,103
Willem P. Roelandts	11/6/2008	50,000	2.65	66,500
Shirish S. Sathaye	1/12/2009	15,000	2.32	18,155
Daniel Warmenhoven	1/12/2009	10,000	2.32	12,103

Standard Director Compensation Arrangements

The Company uses equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. Any change in director compensation is approved by the Board of Directors. The Board of Directors has not delegated any authority or responsibility to non-directors with respect to Board of Directors compensation.

Equity Compensation

Upon appointment to the Board of Directors, each non-employee director receives an initial option to purchase 50,000 shares of the Company’s Common Stock. Non-employee directors appointed to the Board of Directors after March 30, 2007, the closing date of the Company’s initial public offering, who have been directors for at least six months will receive an option to purchase 15,000 shares of the Company’s Common Stock on the date of each annual meeting of stockholders. Beginning on the date of the Company’s annual meeting of stockholders in 2009 and on the date of each annual meeting of stockholders thereafter, non-employee directors who were appointed to the Board of Directors on or prior to March 30, 2007, will receive an option to purchase 15,000 shares of the Company’s Common Stock. In addition, on the date of each annual meeting of stockholders, each non-employee director will receive an option to purchase 10,000 shares for each committee of the Board of Directors on which he or she serves as chairman, as well as an option to purchase 5,000 shares for each committee of the Board of Directors on which he or she serves as a non-chairman member. All awards granted under the automatic grant provisions will have a term of seven years and an exercise price equal to the fair market value on the date of grant. In addition, all such awards will be scheduled to vest in equal monthly installments over four years.

Other Arrangements

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and Committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to the Company’s employees and directors, as well as the number of shares of Common Stock remaining available for future issuance, under the Company’s equity compensation plans as of July 31, 2009.

	(a)			(c)
	Number of			Number of Securities
	Securities to be			Remaining Available
	Issued Upon		(b)	for Future Issuance
	Exercise of		Weighted Average	Under Equity
	Outstanding		Exercise	Compensation Plans
	Options,		Price of	Excluding
	Warrants		Outstanding	Securities
	and		Options, Warrants and	Reflected in
Plan Category	Rights (#)		Rights ($)	Column (a)(#)

Equity compensation plans approved by security holders	24,304,704	(1)	$2.94	5,084,511	(2)(3)(4)
Equity compensation plans not approved by security holders	—		—	—
Equity compensation plans assumed in connection with acquisitions	96,495	(5)	0.74	—

Total	24,401,199			5,084,511

(1)	This amount includes 2,859,284 shares of restricted stock units outstanding with a weighted average exercise price of $0.0001.

(2)	This amount includes 2,299,906 shares available for future issuance under the Company’s Employee Stock Purchase Plan (“ESPP”) and 2,784,605 shares available for future issuance under the Company’s 2007 Equity Incentive Plan (“2007 Plan”).

(3)	The Company’s 2007 Plan incorporates an evergreen formula pursuant to which on August 1 of each year the aggregate number of shares reserved for issuance under the 2007 Equity Incentive Plan will increase by a number of shares equal to the lesser of (A) fifteen million (15,000,000) shares, or (B) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year.

(4)	The ESPP incorporates an evergreen formula pursuant to which on August 1 of each year the aggregate number of shares reserved for issuance under the ESPP will increase by a number of shares equal to the lesser of (A) six million (6,000,000) shares, or (B) two percent (2%) of the outstanding shares on the last day of the immediately preceding fiscal year.

(5)	As of July 31, 2009, options to purchase an aggregate of 96,495 shares of the Company’s Common Stock at a weighted average exercise price of $0.74 were outstanding under the AirWave Wireless, Inc. 2000 Stock Plan, which options were assumed in connection with the Company’s acquisition of AirWave Wireless, Inc. No further grants or awards will be made under the assumed equity compensation plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, as of October 19, 2009, for the following:

•	Each person (or group of affiliated persons) who is known by the Company to beneficially own 5% of the outstanding shares of the Company’s Common Stock;

•	Each of the Company’s non-employee directors;

•	Each of the Company’s named executive officers; and

•	All of the Company’s current directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares	%

5% Stockholders:
Entities affiliated with Sequoia Capital, L.P.(3) 3000 Sand Hill Road, Building 4, Suite 180 Menlo Park, California 94025	13,659,581	15.5
Entities affiliated with Sutter Hill Ventures(4) 755 Page Mill Road, Suite A-200 Palo Alto, California 94304	6,980,442	7.9
Non-Employee Directors
Bernard Guidon(5)	335,334	*
Emmanuel Hernandez(6)	97,292	*
Michael R. Kourey(7)	70,313	*
Douglas Leone(3)(8)	13,733,540	15.6
Willem Roelandts(9)	28,542	*
Shirish S. Sathaye(10)	180,266	*
Daniel Warmenhoven(11)	417,292	*
Named Executive Officers:
Dominic P. Orr(12)	7,371,264	7.9
Steffan Tomlinson(13)	586,779	*
Keerti Melkote(14)	2,194,451	2.5
Sriram Ramachandran(15)	663,718	*
All current directors and executive officers as a group (11 persons)(16)	25,065,073	26.4

*	Represents less than 1%.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Aruba Networks, Inc., 1344 Crossman Avenue, Sunnyvale, California 94089.

(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of October 19, 2009, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 88,233,327 shares of Common Stock outstanding on October 19, 2009.

(3)	Consists of (i) 10,568,502 shares held of record by Sequoia Capital X, (ii) 1,543,633 shares held of record by Sequoia Technology Partners X, (iii) 1,103,912 shares held of record by Sequoia Capital X Principals Fund, L.L.C., (iv) 418,240 shares held of record by Sequoia Capital Growth Fund III, L.P., (v) 4,604 shares held of record by Sequoia Capital Growth Partners III, L.P. and (vi) 20,690 shares held of record by Sequoia Capital Growth III Principals Fund. Douglas Leone is one of the managing members of SC X Management, L.L.C. and SCGF III Management, L.L.C., which are the general partners of these Sequoia funds, and exercises voting and investment power over the shares held by the Sequoia entities. Mr. Leone disclaims beneficial ownership of the shares held by the Sequoia entities except to the extent of his pecuniary interest in these entities.

(4)	Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2009, this number includes (i) 4,898,258 shares held by Sutter Hill Ventures, a California Limited Partnership (“Sutter Hill Ventures”) and (ii) 1,082,184 held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals. Sutter Hill Ventures does not have any voting or dispositive power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under part (ii) of this note. The following natural persons share voting and dispositive power with respect to the shares held by Sutter Hill Ventures: David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser. As a result of the shared voting and dispositive powers referenced herein, Messrs. Anderson, Baker, Younger, Coxe, Sands, Gaither, White, Bird, Sweet, Sheehan and Speiser may each be deemed to beneficially own the shares held by Sutter Hill Ventures.

(5)	Consists of (i) 15,000 shares held of record by Mr. Guidon and (ii) 320,334 shares subject to options that are exercisable within 60 days of October 19, 2009.

(6)	All such shares are subject to options that are exercisable within 60 days of October 19, 2009.

(7)	All such shares are subject to options that are exercisable within 60 days of October 19, 2009.

(8)	Consists of (i) 73,959 shares subject to options that are exercisable within 60 days of October 19, 2009 and (ii) 13,659,581 shares held of record by entities affiliated with Sequoia Capital, L.P. See footnote 3 above.

(9)	Consists of (i) 15,000 shares held of record by the Willem P Roelandts Trust and (ii) 13,542 shares subject to options that are exercisable within 60 days of October 19, 2009.

(10)	Consists of (i) 105,161 shares held of record by Mr. Sathaye and (ii) 75,105 shares subject to options that are exercisable within 60 days of October 19, 2009.

(11)	Consists of (i) 410,000 shares held of record by Warmenhoven Enterprises and (ii) 7,292 shares subject to options that are exercisable within 60 days of October 19, 2009.

(12)	Consists of (i) 1,090,832 shares held of record by Mr. Orr, (ii) 276,239 shares held of record by Ardmore Ventures, (iii) 500,000 shares held of record by Omano Ventures, (iv) 2,250 shares held of record by D. Orr Management Company, LLC, (v) 112,500 shares held of record by Praia Grande Ventures, LP, and (vi) 5,389,443 shares subject to options that are exercisable within 60 days of October 19, 2009.

(13)	Consists of (i) 101,320 shares held of record by the Tomlinson Family Trust U/A dtd 12/10/03 and (ii) 485,459 shares subject to options that are exercisable within 60 days of October 19, 2009. Voting and investment power over the shares held by the Tomlinson Family Trust U/A dtd 12/10/03 is shared by its co-trustees, Mr. Tomlinson and his wife.

(14)	Consists of (i) 6,638 shares held of record by Mr. Melkote, (ii) 1,910,310 shares held of record by the Melkote Family Trust, (iii) 304 shares held of record by Sneha Melkote, Mr. Melkote’s wife, (iv) 6,656 shares held of record by trusts for the benefit of Mr. Melkote’s children, (v) 270,543 shares subject to options that are exercisable by Mr. Melkote within 60 days of October 18, 2009, and (vi) 7,488 shares subject to options that are exercisable by Mrs. Melkote within 60 days of October 19, 2009.

(15)	Consists of (i) 107,000 shares held of record by Mr. Ramachandran and (ii) 556,718 shares subject to options that are exercisable within 60 days of October 19, 2009.

(16)	Includes 6,803,282 shares subject to options that are exercisable within 60 days of October 19, 2009 and 50,000 restricted stock units which vest within 60 days of October 19, 2009. Excludes shares and options held by Mr. Ramachandran, who is not currently an executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. The Company will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the Company. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

The Disclosure Committee regularly reviews any proposed transactions between the Company and any “related persons” as such term is defined in Item 404 of Regulation S-K. If the Disclosure Committee determines that the transaction may potentially require disclosure under Item 404 of Regulation S-K, the Disclosure Committee recommends the matter to the Audit Committee for its review.

The Audit Committee then reviews the transaction and makes additional inquiries where appropriate, keeping in mind that any dealings with a related party must be conducted in such a way that no preferential treatment is given to the Company. Following the completion of its review, the Audit Committee either approves or disapproves the transaction. The Company will report all such related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

The Company has entered into indemnification agreements with its directors and its chief financial officer. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of the Company’s directors in any action or proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations that no other forms were required to be filed during fiscal 2008, the Company believes that, except for one late filing of a Form 4 for Willem P. Roelandts in November 2008, its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring compliance with applicable laws, regulations and policies. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements for the fiscal year ended July 31, 2009 with Aruba management, which has primary responsibility for those statements;

•	discussed with PricewaterhouseCoopers LLP, Aruba’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T); and

•	received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by PCAOB Rule 3526 regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. .

•	Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Emmanuel Hernandez (Chairman)
Michael R. Kourey
Shirish S. Sathaye

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares they represent in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California
November 2, 2009

ARUBA NETWORKS, INC.
1344 CROSSMAN AVENUE
SUNNYVALE, CA 94089-1113
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
				number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

1. Election of Directors	0	0	0
Nominees
01	Dominic P. Orr	02	Keerti Melkote	03	Bernard Guidon	04	Emmanuel Hernandez	05	Michael R. Kourey
06	Douglas Leone	07	Willem P. Roelandts	08	Shirish S. Sathaye	09	Daniel Warmenhoven

		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposal(s):		0	0	0

2.	Ratification of the appointment of PriceWaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			0

	Yes	No
Please indicate if you plan to attend this meeting	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at http://www.proxyvote.com.

ARUBA NETWORKS, INC.
Annual Meeting of Stockholders
December 14, 2009
This proxy is solicited by the Board of Directors
The undersigned hereby appoints STEFFAN C. TOMLINSON and ALEXA E. KING, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARUBA NETWORKS, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Pacific Time on December 14, 2009, at 1344 Crossman Avenue, Sunnyvale, California 94089, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.
     Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side